As filed with the Securities and Exchange Commission on February 4, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORTHWEST BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3306718 (I.R.S. Employer Identification No.)

21720 — 23rd Drive S.E., Suite 100 Bothell, Washington 98021 (Address of Principal Executive Offices, including zip code)	Jim D. Johnston 21720 — 23rd Drive S.E., Suite 100 Bothell, Washington 98021 (425) 608-3000 (Name, address and telephone number, including area code, of agent for service)

1998 Stock Option Plan
1999 Executive Stock Option Plan
2001 Stock Option Plan
2001 Nonemployee Director Stock Incentive Plan
Employee Stock Purchase Plan
(Full Title of Plans)

Copies to:
William W. Lin
Lane Powell Spears Lubersky LLP
1420 Fifth Avenue, Suite 4100
Seattle, Washington 98101-2338

CALCULATION OF REGISTRATION FEE

		Proposed
	Maximum	Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering		Amount of
To Be Registered	Registered (1)	Per Share	Price		Registration Fee

Common stock, $0.001 par value subject to outstanding options under the:

1998 Stock Option Plan	413,025	$0.92 (2)	$395,265	(2)	$37

1999 Executive Stock Option Plan	586,166	$0.85 (2)	$498,241	(2)	$46

2001 Stock Option Plan	22,457	$1.92 (2)	$43,117	(2)	$4

		Proposed
	Maximum	Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering		Amount of
To Be Registered	Registered (1)	Per Share	Price		Registration Fee

Common stock, $0.001 par value reserved but unissued under the:

2001 Stock Option Plan	2,344,174	$4.475 (3)	$10,490,181	(3)	$965

2001 Nonemployee Director Incentive Plan	200,000	$4.475 (3)	$895,000	(3)	$82

Employee Stock Purchase Plan	500,000	$4.475 (3)	$2,237,500	(3)	$206

Total	4,065,822	—	$14,559,304		$1,340

(1)  Together with an indeterminate number of additional shares of common stock which may be necessary to adjust the number of shares of common stock reserved for issuance pursuant to the Plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of Northwest Biotherapeutics.

(2)  Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the exercise prices of options granted as of the filing date of this registration statement. With respect to the 1998 Stock Option Plan the per share offering price of $0.92 represents the weighted average of the exercise prices of exercised and currently outstanding grants, which range from $0.50 per share to $1.25 per share. With respect to the 1999 Executive Stock Option Plan, all of the 586,166 outstanding options have an exercise price of $0.85 per share. With respect to the 2001 Stock Option Plan, the per share offering price of $1.92 represents the weighted average of the exercise prices of exercised and currently outstanding grants, which range from $1.25 per share to $5.00 per share.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act for shares of common stock authorized but unissued under NWBT’s 2001 Stock Option Plan, 1999 Nonemployee Director Stock Incentive Plan and Employee Stock Purchase Plan. The price per share is estimated to be $4.475 based on the average of the high ($4.60) and low ($4.35) sales prices for the common stock on January 29, 2002 as reported on the NASDAQ National Market.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	Northwest Biotherapeutics’ Prospectus filed on December 14, 2001 (File No. 333-67350) pursuant to Rule 424(b)(1) under the Securities Act, which contains audited financial statements for Northwest Biotherapeutics’ latest fiscal year for which such statements have been filed, and

(b)	The description of Northwest Biotherapeutics’ common stock contained in the Registration Statement on Form 8-A filed on December 7, 2001 under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description (File No. 000-33393).

All documents subsequently filed by Northwest Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Northwest Biotherapeutics’ certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Northwest Biotherapeutics’ certificate of incorporation and bylaws require it to indemnify its directors and officers and permits it to indemnify its employees and other agents to the fullest extent permitted by law. Northwest Biotherapeutics believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Northwest Biotherapeutics’ bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Lane Powell Spears Lubersky LLP
23.1	Consent of KPMG LLP
23.2	Consent of Lane Powell Spears Lubersky LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	1998 Stock Option Plan (incorporated by reference to Exhibit 10.15 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.2	1999 Executive Stock Option Plan (incorporated by reference to Exhibit 10.16 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.3	2001 Stock Option Plan (incorporated by reference to Exhibit 10.17 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.4	2001 Nonemployee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.5	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.19 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 31st day of January, 2002.

NORTHWEST BIOTHERAPEUTICS, INC.

By:	/s/ DANIEL O. WILDS

Daniel O. Wilds
	Its:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Daniel O. Wilds, as attorney-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the 31st day of January, 2002.

Signature	Title	Date

/s/ DANIEL O. WILDS Daniel O. Wilds	Chairman of the Board of Directors, President, Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2002

/s/ JIM D. JOHNSTON Jim D. Johnston	Executive Vice President, Chief Financial Officer and Chief General Counsel (Principal Financial and Accounting Officer)	January 31, 2002

/s/ ALTON L. BOYNTON Alton L. Boynton, Ph.D.	Director	January 31, 2002

/s/ RANDALL L-W. CAUDILL Randall L-W. Caudill	Director	January 31, 2002

/s/ GEORGE P. HUTCHINSON George P. Hutchinson	Director	January 31, 2002

/s/ HAAKON RAGDE Haakon Ragde, M.D.	Director	January 31, 2002

/s/ C. WILLIAM SCHNEIDER C. William Schneider	Director	January 31, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Lane Powell Spears Lubersky LLP
23.1	Consent of KPMG LLP
23.2	Consent of Lane Powell Spears Lubersky LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	1998 Stock Option Plan (incorporated by reference to Exhibit 10.15 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.2	1999 Executive Stock Option Plan (incorporated by reference to Exhibit 10.16 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.3	2001 Stock Option Plan (incorporated by reference to Exhibit 10.17 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.4	2001 Nonemployee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))
99.5	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.19 to Northwest Biotherapeutics’ Registration Statement on Form S-1 (File No. 333-67350))